SECOND AMENDMENT TO

                             AMERICAN BRANDS, INC.

                MASTER DEFINED CONTRIBUTION PLAN TRUST AGREEMENT


     THIS AMENDMENT, made as of the first day of March, 1993, by and between AMERICAN BRANDS, INC., a corporation organized under the laws of the State of Delaware (the "Company") and THE NORTHERN TRUST COMPANY, an Illinois corporation of Chicago, Illinois (the "Trustee") to the Trust Agreement made as of the first day of January, 1992 (the "Trust Agreement") establishing the AMERICAN BRANDS, INC. MASTER DEFINED CONTRIBUTION PLAN TRUST (the "Trust")


                             W I T N E S S E T H :

     WHEREAS, the Company and the Trustee have heretofore established the Trust for the purpose of the collective investment of assets of defined contribution employee pension benefit plans adopted by the Company and certain of the Company's subsidiaries for the benefit of certain employees thereof; and

     WHEREAS, the Company desires to amend the Trust Agreement to permit (i) instructions to be given to the Trustee by electronic transmission as well as in writing and (ii) the administrators of each Separate Plan to direct the Trustee regarding disbursements from the Frozen GIC Fund;

     NOW, THEREFORE, the Company and the Trustee do hereby declare and agree with each other that the Trust Agreement be and it is hereby amended, effective as of March 1, 1993, as follows:

     1. Article III is hereby amended by changing the first paragraph thereof in its entirety as follows:

                  "The Trustee shall make distributions from the Fund in cash or in kind to such persons, in such amounts, at such times and in such manner as the administrator of each Separate Plan shall from time to time direct in writing or by electronic transmission, or the administrator of a Separate Plan may, after written notice to the Trustee of its assumption of the responsibility, make the distributions from the Fund through a commercial banking account held in the name of this Trust in a federally insured banking institution (including the Trustee) which is used exclusively for that purpose and to which the Trustee shall make such deposits from the Fund as the administrator of the Separate Plan may from time to time direct in writing or by electronic transmission, except that the Trustee may reserve such reasonable amount as the Trustee shall deem necessary to pay any income or death taxes attributable to a distribution or may require such release from a taxing authority or such indemnification from the distributee as the Trustee shall deem necessary for the protection of the Trustee. The Trustee shall have no responsibility to ascertain whether any direction received by the Trustee from the administrator of a Separate Plan in accordance with the preceding sentence is proper and in compliance with the terms of the Separate Plan or to see to the application of any distribution or, with respect to deposits made to a commercial banking account, to account for funds retained therein or disbursed by the administrator of the Separate Plan or to prepare any informational returns for tax purposes as to distributions made therefrom."

     2. Section 5.6 is hereby amended in its entirety as follows:

                  "5.6 Frozen GIC Fund. The Frozen GIC Fund shall comprise such guaranteed interest contracts with insurance carriers which have been transferred from the predecessor trustees. No new contributions or transfers to the Frozen GIC Fund may be made by a Separate Plan. The Trustee shall have no investment responsibility for such contracts. The Trustee shall make distributions from the Frozen GIC Fund at such times and in such manner as the administrator of a Separate Plan may direct in accordance with Article III. Upon maturity of a guaranteed interest contract held in the Frozen GIC Fund, the administrator of the Separate Plan to which such contract is attributable shall direct the Trustee to transfer the proceeds thereof to another Fund. The Trustee shall act in all other respects regarding such guaranteed interest contracts only as directed by the Committee. In the absence of directions from the administrator of a Separate Plan or the Committee, the Trustee shall have no power, duty or authority to invest the Frozen GIC Fund or to take any action with respect to any guaranteed interest contracts in the Frozen GIC Fund."

     IN WITNESS WHEREOF, this instrument has been executed as of the day and year first above written.


ATTEST:                             AMERICAN BRANDS, INC.



 Louis F. Fernous, Jr.              By  Gilbert L. Klemann, II
----------------------                 ------------------------
     Secretary                           Senior Vice President
                                          and General Counsel
  (CORPORATE SEAL)





ATTEST:                             THE NORTHERN TRUST COMPANY



    Fiona M. White                  By    Susan M. Spalding
----------------------                 -----------------------
 Assistant Secretary                        Vice President

     (CORPORATE SEAL)

STATE OF CONNECTICUT      )
                          : ss.: Old Greenwich 4/19/95
COUNTY OF FAIRFIELD       )


     On the 19th day of April, 1995, before me personally came Gilbert L. Klemann, II to me known who being by me duly sworn, did depose and say that he resides at 25 Hope Farm Road, Greenwich, CT 06830, that he is the Sr. Vice President and General Counsel of AMERICAN BRANDS, INC., the corporation described in and which executed the foregoing instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by order of the Board of Directors of said corporation, and that he signed his name thereto by like order.

                                                        Gail D. Morgan
                                                     ----------------------
                                                        Notary Public




STATE OF ILLINOIS         )
                          : ss.:
COUNTY OF COOK            )


     On the 24 day of April, 1995, before me personally came Susan M. Spalding to me known who being by me duly sworn, did depose and say that he resides at , that he is the Vice President of THE NORTHERN TRUST COMPANY, the banking institution described in and which executed the foregoing instrument; that he knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by order of the Board of Directors of said corporation, and that he signed his name thereto by like order.

                                                        Julia A. Adams
                                                     ----------------------
                                                        Notary Public